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                                                                       EXHIBIT 1

                                      PROXY

         The undersigned, Michael John, holder of shares of common stock (the "Common Stock") of Cabec Energy Corp., a Delaware corporation (the "Corporation") hereby appoints Paul Kruger as agent and proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at any annual or special meeting, or by written consent in lieu of a meeting, of shareholders of the Corporation and any adjournment of such meeting, with all power which undersigned would possess if personally present, upon all matters that may properly come before such meeting or any adjournment thereof.

         This Proxy shall extend for a term of ten years and is irrevocable and is coupled with an interest.

         The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares of Common Stock.

Date: April 29, 1999                                /s/ Michael John
                                          --------------------------------------
                                          Michael John

STATE OF TEXAS             )
                           )    SS:
COUNTY OF DALLAS           )

            Subscribed and sworn to before me this 29th day of April, 1999.

                                                /s/ Tonya Manicchia
                                         ---------------------------------------
                                         Notary Public

My Commission Expires:

       8/19/00
-----------------------
(SEAL)